UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): April 9, 2014 (April 4, 2014)

REGENERON PHARMACEUTICALS, INC.

(Exact name of registrant as specified in its charter)

New York	000-19034	13-3444607
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

777 Old Saw Mill River Road, Tarrytown, New York	10591-6707
(Address of principal executive offices)	(Zip Code)

Registrant’s telephone number, including area code: (914) 847-7000

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instructions A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

On April 4, 2014, Eric M. Shooter, Ph.D., retired from his position as a member of the board of directors (the “Board”) of Regeneron Pharmaceuticals, Inc. (the “Company”). Dr. Shooter’s intention to retire was previously reported in the Company’s Current Report on Form 8-K filed with the Securities and Exchange Commission (the “SEC”) on February 5, 2014.

Also on April 4, 2014, the Board elected Robert A. Ingram to the Board as a Class I director. Mr. Ingram has also been appointed to serve on the Compensation Committee of the Board. In accordance with the requirements of the New York Business Corporation Law, Mr. Ingram will hold office until the 2014 Annual Shareholder Meeting of the Company, which is expected to be held on June 13, 2014.

Mr. Ingram’s election to the Board followed his designation by Sanofi (as defined below) as its designee and the exercise of Sanofi’s right to designate a member of the Board in accordance with the Amended and Restated Investor Agreement, dated as of January 11, 2014, by and among Sanofi, sanofi-aventis US LLC, Aventis Pharmaceuticals Inc., sanofi-aventis Amerique du Nord (collectively, “Sanofi”) and the Company (previously filed as Exhibit 10.1 to the Company’s Current Report on Form 8-K filed with the SEC on January 13, 2014).

Mr. Ingram will receive compensation from the Company for his service as a director in accordance with the Company’s compensation practices for non-employee directors, including an annual retainer of $55,000 and an annual $10,000 Compensation Committee retainer. On the day of his appointment, Mr. Ingram was granted an option to purchase 20,000 shares of the Company’s common stock, $0.001 par value per share, under the Company Second Amended and Restated 2000 Long-Term Incentive Plan (the “Plan”), and will be eligible for annual awards to non-employee directors under the Plan.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: April 9, 2014	REGENERON PHARMACEUTICALS, INC.

	By:	/s/ Joseph J. LaRosa
	Name:	Joseph J. LaRosa
	Title:	Senior Vice President, General Counsel and Secretary